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                                                                Exhibit 99(a)(9)

                  [THE FOLLOWING WILL BE DELIVERED VIA EMAIL]

Re: Supplemental Information for Employees Eligible to Participate in the Loudeye Technologies, Inc. Option Exchange Program

     Attached is a copy of the Loudeye Technologies, Inc. Tender Offer
Statement relating to our stock option exchange program, amended to reflect certain changes requested by the Securities and Exchange Commission (the "SEC"). These amended documents have not changed in substance from the original documents previously circulated to you. We continue to expect the Offer to expire at 9:00 p.m., Pacific Time, on Tuesday, July 3, 2001. If you wish to participate in the option exchange program, we must have received your signed Election Form by that time. Please refer to the Offer to Exchange included as
Exhibit 99(a)(1) to the attached Tender Offer Statement for further information about the exchange offer.

     As you will see, the amendments made to the attached Tender Offer Statement are intended to clarify the information previously provided to you. Specifically, the SEC has requested that we:

     . Clarify that because of the July 4 holiday, 40 business days from the commencement of the Offer will be August 1, 2001 and not August 2, 2001 regardless of whether the Offer is extended. See Section 5 ("Change in Election; Withdrawal Rights") under the heading "The Offer" in the Offer to Exchange attached as part of Exhibit 99(a)(1) of the amended Tender Offer Statement.

     . Clarify that should we waive one or more of the conditions to the Offer, such waiver will not constitute a waiver of all of the conditions to the Offer. See Section 7 ("Conditions of the Offer") under the heading "The Offer" in the Offer to Exchange attached as part of Exhibit 99(a)(1) of the amended Tender Offer Statement.

     If you have any questions regarding the exchange offer, or this email, please contact me at (206) 832-4111.


Angie Bailey